Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dun & Bradstreet Holdings, Inc.:

We consent to the use of our report dated March 25, 2020, with respect to the consolidated balance sheet of Dun & Bradstreet Holdings, Inc. (formerly Star Intermediate I, Inc.) as of December 31, 2019, the related consolidated statement of operations and comprehensive income (loss), stockholder equity (deficit), and cash flows for the period from January 1, 2019 to December 31, 2019 (Successor period) and of The Dun & Bradstreet Corporation and subsidiaries (Predecessor) for the period from January 1, 2019 to February 7, 2019 (Predecessor period), and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.  Our report includes an explanatory paragraph that states that effective February 8, 2019, the Predecessor was acquired in a business combination accounted for using the acquisition method. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

Short Hills, New Jersey
June 17, 2020